Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information, referred to as the pro forma financial information, presents the combination of the historical consolidated financial information of SQBG, Inc. (formerly known as Sequential Brands Group, Inc.) (“SQBG”) and Martha Stewart Living Omnimedia, Inc. (“MSLO”), adjusted to give effect to the transactions (the “Mergers”) contemplated by the Agreement and Plan of Merger, dated as of June 22, 2015 among SQBG, MSLO, Madeline Merger Sub., Inc., Singer Merger Sub., Inc., and Sequential Brands Group, Inc. (formerly known as Singer Madeline Holdings, Inc.) (“Sequential”) as amended.

The unaudited pro forma condensed combined balance sheet, referred to as the pro forma balance sheet, combines the unaudited historical condensed consolidated balance sheet of SQBG and MSLO as of September 30, 2015, giving effect to the Mergers and our acquisition of MSLO as if it had been consummated on September 30, 2015.

The unaudited pro forma condensed combined statement of operations data for the fiscal year ended December 31, 2014 and for the nine months ended September 30, 2015 assumes that the mergers and our acquisitions of Galaxy Brand Holdings Inc (“Galaxy”), the acquisition of With You, Inc. and Corny Dog, Inc. (together, “With You”) and certain intellectual property assets from Joe’s Jeans Inc. (the “Joe’s Jeans business”) each took place on January 1, 2014, the beginning of our most recently completed fiscal year.  SQBG’s audited historical condensed consolidated operating results have been combined with MSLO’s and the With You businesses’ audited historical condensed combined operating results for the year ended December 31, 2014, the Joe’s Jeans business’ audited historical condensed combined operating results for the year ended November 30, 2014 and Galaxy’s unaudited consolidated operating results for the period from January 1, 2014 through August 15, 2014.  Sequential’s unaudited historical condensed consolidated operating results have been combined with MSLO’s unaudited historical condensed consolidated operating results for the nine months ended September 30, 2015, the With You businesses’ unaudited historical condensed consolidated operating results for the period from January 1, 2015 through April 8, 2015 and the Joe’s Jeans business’ unaudited historical condensed consolidated operating results for the nine months ended August 31, 2015.  The unaudited pro forma condensed combined statement of operations data for the fiscal year ended December 31, 2014 and the unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2015 are collectively referred to as the pro forma statements of operations.

The historical combined financial information of SQBG, Galaxy, With You, the Joe’s Jeans business and MSLO have been adjusted in the pro forma financial information to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. However, the pro forma financial information presented herein does not reflect any cost savings, operating synergies or revenue enhancements that Sequential may achieve as a result of the mergers or the costs to combine the operations of SQBG and MSLO or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

As a result, the actual results reported by the combined company in periods following the Mergers may differ significantly from that reflected in these pro forma financial statements. The pro forma financial information should be read in conjunction with the accompanying notes to the pro forma financial information. In addition, the pro forma financial information is based on and should be read in conjunction with the historical financial information and accompanying notes of SQBG, Galaxy, With You, the Joe’s Jeans business and MSLO.

The pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Mergers, the Galaxy acquisition, the With You acquisition and the Joe’s Jeans business acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The pro forma financial information has been prepared using the acquisition method of accounting under existing U.S. GAAP standards, which are subject to change and interpretation. SQBG has been treated as the acquirer in the Mergers, the Galaxy acquisition, the With You acquisition and the Joe’s Jeans acquisition for accounting purposes, and the historical financial statements of SQBG became the historical financial statements of Sequential at the effective time of the mergers. The acquisition accounting for With You, Joe’s Jeans business and MSLO is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Sequential intends to complete the valuations and other studies upon completion of the mergers and will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year following the effective time of the mergers. The assets and liabilities of MSLO have been measured based on various preliminary estimates using assumptions that Sequential believes are reasonable based on information that is currently available.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements prepared in accordance with the rules and regulations of the SEC. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial information and the combined company’s future results of operations and financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2015

(in thousands, except share and per share data)

	Sequential	Martha Stewart Living Omnimedia, Inc.	Pro Forma Adjustments
	9/30/15 Historical	9/30/15 Historical	(a)		(b)		Other Adjustments		Pro Forma Condensed Combined
Assets
Current Assets:
Cash and cash equivalents	$28,287	$4,680	$(4,680)		$(172,045)		168,193	(d)(f)	$24,435
Short-term investments	—	37,152	(37,152)		37,152		—		37,152
Accounts receivable, net	21,489	14,348	(14,348)		14,348		—		35,837
Available-for-sale securities	11,107	—	—		—		—		11,107
Prepaid expenses and other current assets	3,302	2,766	(2,766)		2,766		—		6,068
Current assets held for disposition from discontinued operations of wholesale business	123	—	—		—		—		123
Total current assets	64,308	58,946	(58,946)		(117,779)		168,193		114,722
Property and equipment, net	2,710	3,898	(3,898)		3,898		—		6,608
Intangible assets, net	558,552	34,700	(34,700)		300,772		—		859,324
Goodwill	174,246	—	—		153,079		—		327,325
Other assets	9,650	976	(976)		976		1,545	(d)(e)	12,171
Total assets	$809,466	$98,520	$(98,520)		$340,946		$169,738		$1,320,150
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$7,097	$6,018	$(6,018)		$28,132	(h)(j)	$—		$35,229
Accrued payroll and related costs	—	1,777	(1,777)		1,777		—		1,777
Deferred license revenue	470	16,515	(16,515	)(i)	—		—		470
Long-term debt, current portion	16,000	—	—		—		—		16,000
Total current liabilities	23,567	24,310	(24,310)		29,909		—		53,476
Long-Term Liabilities:
Long-term debt	352,026	—	—		—		185,974	(d)	538,000
Other deferred revenue	—	5,387	(5,387)		3,156	(i)	—		3,156
Deferred tax liability	79,768	4,612	(4,612)		113,752		—		193,520
Other long-term liabilities	2,411	1,812	(1,812)		8,192	(h)	—		10,603
Long-term liabilities held for disposition from discontinued operations of wholesale business	686	—	—		—		—		686
Total long-term liabilities	434,891	11,811	(11,811)		125,100		185,974		745,965
Total liabilities	458,458	36,121	(36,121)		155,009		185,974		799,441
Stockholders’ Equity:
Preferred stock	—	—	—		—		—		—
Common stock	41	575	(575)		20	(c)	—		61
Additional paid-in capital	313,758	345,522	(345,522)		185,917	(c)	(2,480)	(g)	497,195
Accumulated other comprehensive loss	(1,055)	(16)	16		—		—		(1,055)
(Accumulated deficit) / retained earnings	(33,114)	(282,907)	282,907		—		(16,236)	(e)(f)	(49,350)
Treasury stock, at cost	(2,480)	(775)	775		—		2,480	(g)	—
Total Sequential Brands Group, Inc. and Subsidiaries stockholders’ equity	277,150	62,399	(62,399)		185,937		(16,236)		446,851
Noncontrolling interest	73,858	—	—		—		—		73,858
Total equity	351,008	62,399	(62,399)		185,937		(16,236)		520,709
Total liabilities and stockholders’ equity	$809,466	$98,520	$(98,520)		$340,946		$169,738		$1,320,150

(a)	Elimination of MSLO historical balance sheet.

(b)	Represents preliminary purchase price allocation of the acquisition of MSLO. The finalization of the Company’s acquisition accounting assessment may result in changes to the valuation of assets acquired, particularly in regards to indefinite and finite-lived intangible assets, property and equipment and deferred tax liabilities which could be material.

(c)	Represents the purchase price consideration in connection with the MSLO acquisition based on 20,014,726 shares multiplied by $9.29 which was the Company’s stock closing price on December 4, 2015.

(d)	Represents a $184.5 million incremental increase in debt as a result of the MSLO acquisition. After the acquisition, the Company has debt of approximately $554.0 million between GSO, $368.0 million, and Bank of America, $186.0 million. The Company paid a 1% initiation fee on the $368.0 million portion of the loan with GSO. The interest rate at the onset of the loans is LIBOR +3.75% on $171.0 million, LIBOR +4.75% on $15.0 million and LIBOR + 8.25% on $368.0 million as part of the amended loan agreement plus capitalized loan initiation fees and legal costs of approximately $4.3 million. The entry for this transaction is as follows (in thousands): Dr. Cash $180,219, Dr. Other Assets $4,281, Cr. Long-term debt $184,500. As the Company’s second lien term loan has significantly increased, the Company wrote-off approximately $1.5 million of existing debt discount. The entry for this write-off is as follows (in thousands): Dr. Accumulated Deficit $1,474, Cr. Long-term debt $1,474.

(e)	Represents the addition of deferred financing costs for the new loan agreements less the write-off of existing deferred financing costs due to debt extinguishment. The Company incurred approximately $4.3 million of new deferred financings costs related to loan initiation fees as described in note (d) above and $0.1 million for legal and other costs. As the Company’s second lien term loan has significantly increased, the Company wrote-off approximately $2.7 million of existing deferred financing costs. The entry for the write-off is as follows (in thousands): Dr. Accumulated Deficit $2,736, Cr. Other Assets $2,736.

(f)	Includes approximately $12.0 million of acquisition costs for legal, financing, accounting and other costs to fund the MSLO acquisition. Of the $12.0 million of acquisition costs, $6.4 million relate to costs incurred by MSLO which were paid at closing. The entry for this transaction is as follows (in thousands): Dr. Accumulated Deficit $12,026, Cr. Cash $12,026.

(g)	Represents the retirement of the Sequential’s treasury stock as part of the Mergers. The entry for this transaction is as follows (in thousands): Dr. APIC $2,480, Cr. Treasury Stock $2,480.

(h)	In connection with the Mergers, the Company is required to make $15.0 million in guaranteed payments to Martha Stewart. The payments will be made as follows: five annual installments of $1.7 million, the first being paid at the effective time of the Mergers, with $1.7 million payable on each of the next four anniversary dates of the effective time of the Mergers and $6.5 million paid in equal installments of $54,166.67 twice per month for the next five years. The Company has recorded this liability at a present value of approximately $12.8 million, which consists of the following (in thousands): $4,637 recorded within Accounts payable and accrued expenses and $8,192 recorded within Other long-term liabilities. In addition, $6,018 of Accounts payable and accrued expenses were recorded in the preliminary purchase price allocation, as noted on page 10.

(i)	$11.8 million of deferred revenue relates to an arrangement between MSLO and J.C. Penney Corporation, Inc. (“J.C. Penney”). On December 6, 2011, MSLO and J.C. Penney entered into a 10 year agreement (the “Commercial Agreement”) whereby MSLO designs Martha Stewart branded products for J.C. Penney to sell in various product categories. Under the Commercial Agreement, J.C. Penney pays design fees to MSLO, as well as royalties based on the sales of these products. There are minimum annual guaranteed royalty payments due to MSLO, as stipulated in the Commercial Agreement, over the 10 year term. At the same time, J.C. Penney purchased 11 million restricted and unregistered MSLO Class A common stock and one share of MSLO’s Series A Preferred Stock, par value $0.01 per share (the “MSLO Series A Preferred Stock”).

On October 21, 2013, MSLO and J.C. Penney entered into an amendment (the “Amendment”) to the Commercial Agreement. The Amendment reduced the term and product categories of the Commercial Agreement and provided for the return of the 11,000,000 shares of MSLO’s Class A common stock held by J.C. Penney (the “Returned Shares”) and the one share of MSLO Series A Preferred Stock, held by J.C. Penney. Upon surrender by J.C. Penney of the Returned Shares and the MSLO Series A Preferred Stock, MSLO retired the Returned Shares and the one share of MSLO Series A Preferred Stock, held by J.C. Penney. MSLO concluded that the Commercial Agreement and the Amendment should be considered one overall arrangement since MSLO had not substantially completed its performance obligations pursuant to the original arrangement. As such, MSLO determined it should treat the consideration consistently with the recognition of the initial arrangement; the additional consideration should be recognized as revenue on a ratable basis over the remaining service period.

Accordingly, MSLO accounted for the modification at the fair value of the Returned Shares, at approximately $24.9 million based upon the closing price of the shares on October 21, 2013. In connection with this non-cash transaction, MSLO recorded charges to accumulated deficit and Class A Common Stock of approximately $24.8 million and $0.1 million, respectively. Offsetting these charges was deferred revenue of approximately $24.9 million of which $11.8 million remained at September 30, 2015. The deferred revenue is being recognized by the Company on a straight-line basis as royalty revenue over the amended term ending on June 30, 2017.

At September 30, 2015, MSLO’s deferred revenue balance amounted to $21.9 million including the above. The remaining $10.1 million of the $21.9 million relates to deferred revenue associated with various business partnerships. In accordance with GAAP, the Company considered the fair value of the remaining performance obligations at the date of acquisition in determining the deferred revenues to be recorded in its preliminary purchase price allocation and has recorded approximately $3.2 million of deferred revenue.

(j)	Represents approximately $14.2 million to pay time vested restricted stock and stock options and performance based restricted stock and stock options which were paid in the form of cash to certain MSLO employees upon consummation of the Mergers. Also includes approximately $3.3 million cash paid to a seller upon consummation of the Mergers. The entry for these payments which were made after closing is as follows (in thousands): Dr. Goodwill $17,477 Cr Accounts payable and accrued expenses $17,477.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2014

(in thousands, except share and per share data)

	Sequential	Galaxy Brand Holdings, Inc.	With You, Inc. and Corny Dog, Inc.	Martha Stewart Living Omnimedia, Inc.	Joe’s Jeans Business	Pro Forma Adjustments
	12/31/14 Historical	8/15/14 Historical	12/31/14 Historical	12/31/14 Historical	11/30/14 Historical			(b)		Other Adjustments		Pro Forma Condensed Combined
Net revenue	$41,837	$18,780	$17,226	$141,916	$1,039	$—		$—		$5,710	(i)	$226,508
Operating expenses	29,806	31,690	18,222	149,748	141	—		(6,750)		18,945	(d)	241,802
Income (loss) from operations	12,031	(12,910)	(996)	(7,832)	898	—		6,750		(13,235)		(15,294)
Other income (expense)	5	—	—	(435)	—	—		—		—		(430)
Interest expense	9,746	929	—	—	—	(929	)(a)	—		32,111	(e)	41,857
Income (loss) before income taxes	2,290	(13,839)	(996)	(8,267)	898	929		6,750		(45,346)		(57,581)
Provision for (benefit from) income taxes	2,936	(2,858)	—	(3,209)	343	372	(c)	2,700	(c)	(18,537	)(c)	(18,253)
Loss from continuing operations	(646)	(10,981)	(996)	(5,058)	555	557		4,050		(26,809)		(39,328)
Net income attributable to noncontrolling interest	(422)	—	—	—	—	—		—		(1,220	)(f)	(1,642)
Net loss attributable to Sequential Brands Group, Inc. and Subsidiaries	$(1,068)	$(10,981)	$(996)	$(5,058)	$555	$557		$4,050		$(28,029)		$(40,970)
Basic loss per share:
Attributable to Sequential Brands Group, Inc. and Subsidiaries	$(0.04)											$(0.68)
Basic weighted-average common shares outstanding	29,964,604	—	—	—	—	1,375,010	(g)	—		28,514,876	(h)	59,854,490
Diluted (loss) per share:
Attributable to Sequential Brands Group, Inc. and Subsidiaries	$(0.04)											$(0.68)
Diluted weighted-average common shares outstanding	29,964,604	—	—	—	—	1,375,010	(g)	—		28,514,876	(h)	59,854,490

(a)	Represents the elimination of Galaxy Brand Holdings, Inc. interest expense as not related to go forward business.

(b)	Effect of termination of significant With You, Inc. and Corny Dog, Inc. management and commission agreements.

(c)	Reflects the recognition of income taxes on the pro forma adjustments and the With You, Inc. and Corny Dog, Inc. historical results using an effective tax rate of 40%. The actual effective tax rate of the combined company could differ.

(d)	The adjustment relates to the following: 1) to record deal costs incurred during the nine months ended September 30, 2015 for the With You, Inc. and Corny Dog, Inc., Martha Stewart Living Omnimedia, Inc. and the Joe’s Jeans business acquisitions of approximately $6.4 million that would have been incurred on January 1, 2014 had the acquisitions closed on January 1, 2014, 2) to record additional deal costs incurred in connection with the acquisition of Martha Stewart Living Omnimedia, Inc. of approximately $12.0 million and 3) to record incremental amortization expense of approximately $0.5 million related to the customer agreements acquired as part of the With You, Inc., Corny Dog, Inc., the Joe’s Jeans business and the MSLO acquisitions.

(e)	Adjustment to Interest Expense as if the loans entered into as part of the acquisitions had been in effect beginning on January 1, 2014. The interest rate at the onset of the loans is LIBOR +3.75% on $171.0 million, LIBOR +4.75% on $15.0 million and LIBOR + 8.25% on $368.0 million as part of the amended loan agreement. Also includes approximately $0.8 million of accretion for the present value of guaranteed payments to Martha Stewart as described in note (h) on page 3.

(f)	Represents the noncontrolling interest which is calculated as revenue for With You, LLC less operating expenses and other corporate allocations as defined in the acquisition agreement related to the With You, Inc. and Corny Dog, Inc. acquisitions.

(g)	Represents 1,375,010 holdback shares from the Galaxy Brand Holdings, Inc. acquisition that will be released in February 2016. Sequential concluded that the performance condition for the holdback amount would have been satisfied by December 31, 2014 had the Galaxy acquisition occurred on January 1, 2014 and therefore the inclusion of 1,375,010 held back shares is appropriate. The shares in question were held back as security for any payment obligations of Galaxy’s stockholders pursuant to the merger agreement related to the Galaxy acquisition, whether in connection with any indemnification obligation or otherwise. Effective following the closing date of the Galaxy acquisition, each of Galaxy’s stockholders is required to defend, indemnify and hold harmless Sequential and its affiliates, officers, directors, employees, agents, successors and assigns from and against losses arising out of or resulting from (1) any breach of any representation or warranty of Galaxy contained in the merger agreement related to the Galaxy acquisition, (2) any breach of any covenant or agreement in the merger agreement related to the Galaxy acquisition or any document delivered in connection therewith, and (3) related to the failure of Galaxy to deliver consents to the merger agreement related to the Galaxy acquisition from the requisite number of stockholders. From the closing of the Galaxy acquisition through December 31, 2014, no indemnity claims against were brought against Galaxy, and, to Sequential’s and the Issuer’s knowledge, there were no breaches of any covenant or agreement. Furthermore, Galaxy timely delivered sufficient stockholder consents as required by the merger agreement related to the Galaxy acquisition. As such, the performance condition would have been satisfied if the reporting date was the end of the performance period and therefore the shares would have been released to Galaxy’s stockholders as of January 1, 2014 and are therefore included in the Issuer’s basic and diluted shares.

(h)	Represents 12,374,990 shares of Sequential common stock issued in connection with the Galaxy Brand Holdings, Inc. acquisition less 4,712,667 shares of Sequential common stock that were reflected in Sequential’s December 31, 2014 basic and diluted weighted average shares, 97,087 shares of Sequential common stock issued in connection with the With You, Inc. and Corny Dog, Inc. acquisitions, the 20,014,726 shares of the Company’s common stock issued upon consummation of the mergers and 740,740 shares of Sequential common stock purchased by GSO Capital Partners, LP as part of the amended loan agreement related to the Joe’s Jeans business acquisition.

(i)	Represents contractual guaranteed minimum royalties and advertising royalties for the Joe’s Jeans business that related to a material contract entered into at the date of the Joe’s Jeans acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2015

(in thousands, except share and per share data)

	Sequential	With You, Inc. and Corny Dog, Inc.	Martha Stewart Living Omnimedia, Inc.	Joe’s Jeans Business	Pro Forma Adjustments
	9/30/15 Historical	4/8/15 Historical	9/30/15 Historical	8/31/15 Historical			Other Adjustments		Pro Forma Condensed Combined
Net revenue	$56,833	$4,466	$52,756	$468	$—		$4,013	(i)	$118,536
Operating expenses	30,561	2,817	58,836	51	(1,743	)(a)	(6,238	)(c)	84,284
Income (loss) from operations	26,272	1,649	(6,080)	417	1,743		10,251		34,252
Other income	700	—	167	—	—		—		867
Interest expense	17,162	—	—	—	—		13,785	(d)	30,947
Income (loss) before income taxes	9,810	1,649	(5,913)	417	1,743		(3,534)		4,172
Provision for income taxes	3,348	—	885	159	697	(b)	(754	)(b)	4,335
Income (loss) from continuing operations	6,462	1,649	(6,798)	258	1,046		(2,780)		(163)
Net income attributable to noncontrolling interest	(3,617)	—	—	—	—		(1,038	)(e)	(4,655)
Net income (loss) attributable to Sequential Brands Group, Inc. and Subsidiaries	$2,845	$1,649	$(6,798)	$258	$1,046		$(3,818)		$(4,818)
Basic earnings (loss) per share:
Attributable to Sequential Brands Group, Inc. and Subsidiaries	$0.07								$(0.08)
Basic weighted-average common shares outstanding	39,384,090	—	—	—	22,110,705	(f)(g)	—		61,494,795
Diluted earnings (loss) per share:
Attributable to Sequential Brands Group, Inc. and Subsidiaries	$0.07								$(0.08)
Diluted weighted-average common shares outstanding	41,639,135	—	—	—	22,110,705	(f)(g)	(2,255,045	)(h)	61,494,795

(a)	Effect of termination of significant With You, Inc. and Corny Dog, Inc. management and commission agreements.

(b)	Reflects the recognition of income taxes on the pro forma adjustments and the With You, Inc. and Corny Dog, Inc. historical results using an effective tax rate of 40%. The actual effective tax rate of the combined company could differ.

(c)	The adjustment relates to the following: 1) to eliminate deal costs incurred during the nine months ended September 30, 2015 for the With You, Inc. and Corny Dog, Inc., Martha Stewart Living Omnimedia, Inc. and the Joe’s Jeans business acquisitions of approximately $6.4 million that would have been incurred on January 1, 2014 had the acquisitions closed on January 1, 2014 and 2) to record incremental amortization expense related to the customer agreements acquired as part of the With You, Inc. and Corny Dog, Inc., the Joe’s Jeans business and MSLO acquisitions.

(d)	Adjustment to Interest Expense as if the loans entered into as part of the acquisitions had been in effect beginning on January 1, 2014. The interest rate at the onset of the loans is LIBOR +3.75% on $171.0 million, LIBOR +4.75% on $15.0 million and LIBOR + 8.25% on $368.0 million as part of the amended loan agreement. Also includes approximately $0.6 million of accretion for the present value of guaranteed payments to Martha Stewart as described in note (h) on page 3.

(e)	Represents the noncontrolling interest which is calculated as revenue for With You, LLC less operating expenses and other corporate allocations as defined in the acquisition agreement related to the With You, Inc. and Corny Dog, Inc. acquisitions.

(f)	Includes the weighted-average change had the 97,087 shares of the Company’s common stock issued in connection with the With You, Inc. and Corny Dog, Inc. acquisition less 62,591 shares of the Company’s common stock that were reflected in the Company’s September 30, 2015 basic and diluted weighted-average shares, the 20,014,726 shares of the Company’s common stock issued upon the consummation of the mergers and 740,740 shares of the Company’s common stock purchased by GSO Capital Partners, LP as part of the amended loan agreement related to the Joe’s Jeans business acquisition less 54,267 shares of the Company’s common stock that were reflected in the Company’s September 30, 2015 basic and diluted weighted-average shares been reflected as of January 1, 2014.

(g)	Includes 1,375,010 holdback shares from the Galaxy Brand Holdings, Inc. acquisition that will be released in February 2016. Sequential concluded that the performance condition for the holdback amount would have been satisfied by December 31, 2014 had the Galaxy acquisition occurred on January 1, 2014 and therefore the inclusion of 1,375,010 held back shares is appropriate. The shares in question were held back as security for any payment obligations of Galaxy’s stockholders pursuant to the merger agreement related to the Galaxy acquisition, whether in connection with any indemnification obligation or otherwise. Effective following the closing date of the Galaxy acquisition, each of Galaxy’s stockholders is required to defend, indemnify and hold harmless Sequential and its affiliates, officers, directors, employees, agents, successors and assigns from and against losses arising out of or resulting from (1) any breach of any representation or warranty of Galaxy contained in the merger agreement related to the Galaxy acquisition, (2) any breach of any covenant or agreement in the merger agreement related to the Galaxy acquisition or any document delivered in connection therewith, and (3) related to the failure of Galaxy to deliver consents to the merger agreement related to the Galaxy acquisition from the requisite number of stockholders. From the closing of the Galaxy acquisition through December 31, 2014, no indemnity claims against were brought against Galaxy, and, to Sequential’s and the Issuer’s knowledge, there were no breaches of any covenant or agreement. Furthermore, Galaxy timely delivered sufficient stockholder consents as required by the merger agreement related to the Galaxy acquisition. As such, the performance condition would have been satisfied if the reporting date was the end of the performance period and therefore the shares would have been released to Galaxy’s stockholders as of January 1, 2014 and are therefore included in the Issuer’s basic and diluted shares.

(h)	Represents an adjustment to diluted weighted-average common shares outstanding as the pro forma condensed combined financial statements resulted in a net loss for the nine months ended September 30, 2015.

(i)	Represents contractual guaranteed minimum royalties and advertising royalties for the Joe’s Jeans business that related to a material contract entered into at the date of the Joe’s Jeans acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements presented for MSLO are based on the assumptions and adjustments described in the accompanying notes.  The unaudited pro forma condensed combined balance sheet as of September 30, 2015, gives effect to the preliminary purchase price allocation of approximately $392.9 million, based upon payment of cash of $176.7 million to shareholders, $3.3 million cash paid to a seller, $14.2 million of cash paid to MSLO employees/directors for stock awards, $12.8 million for guaranteed contractual payments and approximately $185.9 million of equity utilizing the closing stock price of $9.29 on December 4, 2015.  Please refer to the Preliminary Purchase Price Allocation table below for the preliminary allocation of the purchase price.  In addition, transaction costs of $5.7 million representing legal, accounting and other costs incurred as a result of the transaction are included in accumulated deficit through September 30, 2015, and an additional $12.0 million incurred subsequent to September 30, 2015.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 gives effect to amortization of the value assigned to the acquired licensing contracts and incremental interest expense related to the incremental financing required. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015, gives effect to amortization of the value assigned to the acquired licensing contracts and incremental interest expense related to the incremental financing required.

Preliminary Purchase Price Allocation Martha Stewart Living Omnimedia, Inc.

Cash paid	$176,725
Guaranteed contractual payments	12,829
Payments to seller	3,250
Consideration paid to MSLO employees/directors for stock awards	14,227
Fair value of common stock issued (20,014,726 shares)	185,937
Total consideration paid by Sequential	$392,968
Allocated to:
Cash	$22,157
Short-term investments	37,152
Accounts receivable	14,348
Prepaid expenses and other current assets	2,766
Property and equipment	3,898
Other non-current assets	976
Goodwill	153,079
Customer agreements	640
Trademarks	300,132
Accounts payable and accrued expenses	(23,495)
Accrued payroll and related costs	(1,777)
Other deferred revenue	(3,156)
Deferred tax liability	(113,752)
$392,968